Exhibit 99.1

Journal Register Company Appoints Julie A. Beck to Senior Vice President and Chief Financial Officer

Tuesday January 3, 9:13 am ET

TRENTON, N.J.--(BUSINESS WIRE)--Jan. 3, 2006--Robert M. Jelenic, Chairman and Chief Executive Officer of Journal Register Company (NYSE:JRC - News), today announced that the Company had expanded its senior management team by appointing Julie A. Beck to Senior Vice President and Chief Financial Officer.

Beck joins Journal Register after serving Norwood Promotional Products, Inc., Indianapolis, Indiana since 2003 as Senior Vice President and Chief Financial Officer. From September 1999 to September 2003 she was Vice President of Finance for the Inland Paperboard and Packaging subsidiary of Temple-Inland, Inc., also in Indianapolis. From March of 1986 to September of 1999 she was with Rockwell Corporation in a series of positions of increasing responsibility, lastly as Director of Finance, Rockwell Automation, in Milwaukee, Wisconsin. Beck has also worked for NCR Corporation and Deloitte.

Ms. Beck is a Certified Public Accountant, and holds a Bachelor in Business Administration degree with a concentration in Accounting from the University of Wisconsin. She is also a Board member of Wolverine Tube, Inc., (NYSE:WLV - News).

Jelenic further stated, "I am pleased to announce that Julie Beck has agreed to join our senior team. Julie has a very strong financial background, with excellent technical skills in accounting and auditing. Her background and experience are a perfect fit for her new position which should enable her to hit the ground running. I am confident that she will continue the culture of fiscal discipline and responsibility that Jean Clifton has established."

The Company also announced the creation of a new Office of the Chairman, which will consist of Robert M. Jelenic, Jean B. Clifton, President and Chief Operating Officer, and Julie A. Beck. Ms. Clifton had been Executive Vice President and Chief Financial Officer prior to her promotion to President and Chief Operating Officer in June of last year. She has handled both responsibilities since that time.

"This expansion of our senior management team demonstrates our ongoing commitment to ensure that Journal Register Company has the leadership team in place to guide the Company's continued growth and success," concluded Jelenic.

Journal Register Company is a leading U.S. newspaper publishing company. Journal Register Company owns 27 daily newspapers, including the New Haven Register, Connecticut's second largest daily and Sunday newspaper, and 338 non-daily publications. Journal Register Company currently operates 212 individual Web sites that are affiliated with the Company's daily newspapers, non-daily publications and its recently acquired network of employment Web sites. These web sites can be accessed at www.journalregister.com. All of the Company's operations are strategically clustered in seven geographic areas: Greater Philadelphia; Michigan; Connecticut; Great Cleveland; New England; and the Capital-Saratoga and Mid-Hudson regions of New York. The Company owns JobsInTheUS, a network of six premier employment Web sites in New England and has an investment in PowerOne Media, LLC, a leading provider of online solutions for newspapers, hosting the largest online newspaper network in the U.S.

Contact:
Journal Register Company
Jean B. Clifton
President and Chief Operating Officer
Tel: (609) 396-2200
Fax: (609) 396-2292